Exhibit 99.1

RUSSELL CORPORATION

News Release

FOR IMMEDIATE RELEASE	CONTACT:	Martie Zakas (Financial) 678/742-8117 or Nancy Young (Media) 678/742-8118

RUSSELL CORPORATION ANNOUNCES ELECTION
OF ARNOLD DONALD TO ITS BOARD OF DIRECTORS

ATLANTA (June 9, 2004) – The Board of Directors of Russell Corporation (NYSE:RML) announced today that Arnold W. Donald has been named to the company board. Donald is chairman of Merisant Company, a world-leader in the manufacture and marketing of low-calorie sweeteners, including Equal® and Canderel®. Prior to Merisant, Donald was with Monsanto Company for more than 20 years.

“Arnold’s experience with Monsanto and the creation of Merisant have given him a strong background in business development and business building,” said Jack Ward, chairman and CEO. “His work on other corporate and non-profit boards also provides a broad experience base and a unique perspective that we believe will be beneficial to Russell.”

Donald joined Monsanto in 1977 in sales. During his 22 years with the company, he held numerous positions including president of Monsanto’s $4 billion agricultural sector and corporate senior vice president with worldwide responsibilities for its nutrition and consumer sectors. Donald has been chairman of Merisant Company since March 2000 and was Merisant’s chief executive officer from March 2000 to June 2003.

A native of New Orleans, Donald earned a B.A. degree from Carleton College, a B.S. degree in mechanical engineering from Washington University and an MBA from the University of Chicago Graduate School of Business. In July 2002, Fortune Magazine placed him seventeenth on their list of “The 50 Most Powerful Black Executives in America.”

Donald serves on the Boards of Directors for Belden, Inc., Carnival Corporation, Crown Cork and Seal Company, Inc., The Laclede Group, Oil-Dri Corporation of America and The Scotts Company. In 1998, he was appointed by President Bill Clinton to serve on the President’s Export Council (PEC) for international trade and President George Bush re-appointed him to the PEC in February 2003. Donald also has an extensive history of involvement in local, national and international professional and civic organizations that includes serving on the boards of Washington University, Carleton College, the Grocery Manufacturers of America, BJC Healthcare, British-American Project and 4-H.

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Exhibit 99.1

RUSSELL CORPORATION/Page 2

About Russell Corporation

Russell Corporation is a leading branded athletic products company with over a century of success in marketing athletic uniforms, apparel and equipment for a wide variety of sports, outdoor and fitness activities. The company’s brands include: Russell Athletic, JERZEES, Spalding, Mossy Oak, Bike, Moving Comfort, Dudley, Cross Creek and Discus. The company’s common stock is listed on the New York Stock Exchange under the symbol RML and its website address is www.russellcorp.com.

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